-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
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| 1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                |                                            |     to Issuer (Check all applicable)          |
|                                     |  MARVEL ENTERPRISES, INC. (MVL)            |                                               |
|  PERLMUTTER   ISAAC                 |                                            |    |X| Director             |X| 10% Owner     |
|                                     ----------------------------------------------    |X| Officer (give title  |_| Other (specify|
--------------------------------------| 3. IRS                  | 4. Statement for |                 below)                 below) |
|   (Last)     (First)    (Middle)    |    Identification       |    Month/Day/Year|                                               |
|                                     |    Number of            |                  |     SEE EXPLANATION OF RESPONSES (Page 4)     |
|  C/O MARVEL ENTERPRISES, INC.       |    Reporting            |    03/19/2003    |                                               |
|  10 EAST 40TH STREET                |    Person, if an        --------------------------------------------------------------------
|                                     |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing           |
---------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                |
|              (Street)               |                         |    inal (Month/  |                                               |
|                                     |                         |    Day/Year)     |    |_| Form filed by One Reporting Person     |
|   NEW YORK       NY         10016   |                         |                  |    |X| Form filed by More than One Reporting  |
|                                     |                         |                  |        Person                                 |
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|    (City)      (State)      (Zip)   |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
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| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
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|                     |         |         |       |   |                |   |                |               |           |          |
| COMMON STOCK        | 03/19/03|         | J (1) |   |        440,708 | D |         $13.02 |             0 |     I     |    (2)   |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         | J (1) |   |        440,708 | A |         $13.02 |     1,044,471 |     D (3) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |     9,256,000 |     D (4) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |     6,698,453 |     D (5) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |        20,000 |     D (6) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |       440,708 |     I     |    (7)   |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |       400,000 |     I     |    (8)   |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |       250,000 |     I     |    (9)   |
|                     |         |         |       |   |                |   |                |               |           |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
|
                                                                                                                  Page 1 of 5 Pages

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| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
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|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exer-       |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |cisable and      |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Expiration       |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Date             |
|                                  |Security   |Day/    |if any  | 8)    |                                       |(Month/Day/      |
|                                  |           |Year)   |(Month/ |       |                                       |Year)            |
|                                  |           |        |Day/    |       |                                       |------------------
|                                  |           |        |Year)   |       |                                       |Date    |Expi-   |
|                                  |           |        |        |-----------------------------------------------|Exer-   |ra-     |
|                                  |           |        |        |     | |                   |                   |cis-    |tion    |
|                                  |           |        |        | Code|V|        (A)        |        (D)        |able    |Date    |
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                                                                                                                   Page 2 of 5 Pages

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| FORM 4 (continued)               Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
|                                              (e.g., puts, calls, warrants, options, convertible securities)
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|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Ownership|Nature of  |
|(Instr. 3)                      |Securities (Instr. 3 and 4)             |Derivative  |Securities Bene-     |Form of  |Indirect   |
|                                |                                        |Security    |ficially Owned       |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |Following Reported   |ative    |Ownership  |
|                                |                                        |            |Transaction(s)       |Security:|(Instr. 4) |
|                                |                                        |            |(Instr. 4)           |Direct   |           |
|                                |                                        |            |                     |(D) or   |           |
|                                |----------------------------------------|            |                     |Indirect |           |
|                                |                    |     Amount or     |            |                     |(I)      |           |
|                                |                    |     Number of     |            |                     |(Instr.  |           |
|                                |        Title       |     Shares        |            |                     |4)       |           |
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|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
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Explanation of Responses:
|
|See Page 4
|
|
|                                                                     SEE JOINT FILER INFORMATION (Page 5)          03/21/2003
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).
                                                                                                                   Page 3 of 5 Pages

Explanation of Responses:

(1)  These securities were sold by Biobright Corporation, a Delaware corporation ("Biobright"), to the Isaac Perlmutter Trust
     01/28/1993, a revocable Florida trust (the "Trust") in a private transaction.
(2)  These securities were directly owned by Biobright, and indirectly owned by Isaac Perlmutter, the sole stockholder of Biobright.
(3)  These securities are directly owned by the Trust, an indirect 10% beneficial owner of the Issuer as the sole stockholder of
     Zib, Inc. (see Note 4 below).  These securities are indirectly owned by Isaac Perlmutter, a Trustee and the sole beneficiary of the Trust.
(4)  These securities are directly owned by Zib, Inc., a Delaware corporation ("Zib"). Zib is a 10% beneficial owner of the Issuer.
     These securities are indirectly owned Isaac Perlmutter, as a Trustee and the sole beneficiary of the Trust, the sole stockholder of Zib.
(5)  These securities are directly owned by Object Trading Corp., a Delaware corporation.  Object Trading Corp. is a 10% beneficial owner of the Issuer.  These securities are indirectly owned by the Isaac Perlmutter, the sole stockholder of Object Trading
     Corp.
(6)  These securities are directly owned by Isaac Perlmutter, a Director, Officer (Vice Chairman) and 10% beneficial owner of the
     Issuer.
(7)  These securities are directly owned by Classic Heroes, Inc., a Delaware corporation, and indirectly owned Isaac Perlmutter, the sole stockholder of Classic Heroes, Inc.
(8)  These securities are directly owned by Tangible Media, Inc., a Delaware corporation, and indirectly owned Isaac Perlmutter, the sole stockholder of Tangible Media, Inc.
(9)  These securities are directly owned by The Laura & Isaac Perlmutter Foundation, Inc. (the "Foundation"), a Florida
     not-for-profit corporation, and indirectly owned Isaac Perlmutter, who has sole voting and investment control over the securities held by the Foundation.

                                                                                                                   Page 4 of 5 Pages

|                                                      JOINT FILER INFORMATION                                                     |

1. Name:                          Isaac Perlmutter
   Address:                       10 East 40th Street, 9th Floor
                                  New York, NY 10016
   Designated Filer:              Isaac Perlmutter
   Issuer and Ticker Symbol:      Marvel Enterprises, Inc. (MVL)
   Statement for Month/Day/Year:  03/19/2003

2. Name:                          Object Trading Corp.
   Address:                       10 East 40th Street, 9th Floor
                                  New York, NY 10016
   Designated Filer:              Isaac Perlmutter
   Issuer and Ticker Symbol:      Marvel Enterprises, Inc. (MVL)
   Statement for Month/Day/Year:  03/19/2003

3. Name:                          Zib, Inc.
   Address:                       10 East 40th Street, 9th Floor
                                  New York, NY 10016
   Designated Filer:              Isaac Perlmutter
   Issuer and Ticker Symbol:      Marvel Enterprises, Inc. (MVL)
   Statement for Month/Day/Year:  03/19/2003

4. Name:                          Isaac Perlmutter Trust 01/28/1993, Isaac Perlmutter, Trustee
   Address:                       10 East 40th Street, 9th Floor
                                  New York, NY 10016
   Designated Filer:              Isaac Perlmutter
   Issuer and Ticker Symbol:      Marvel Enterprises, Inc. (MVL)
   Statement for Month/Day/Year:  03/19/2003

      /S/ ISAAC PERLMUTTER           DATE:  03/21/2003
--------------------------                --------------
NAME:     ISAAC PERLMUTTER

OBJECT TRADING CORP.

BY:   /S/ ISAAC PERLMUTTER           DATE:  03/21/2003
--------------------------                --------------
NAME:     ISAAC PERLMUTTER
TITLE:    PRESIDENT

ZIB, INC.

BY:   /S/ ISAAC PERLMUTTER           DATE:  03/21/2003
--------------------------                --------------
NAME:     ISAAC PERLMUTTER
TITLE:    PRESIDENT

ISAAC PERLMUTTER TRUST 01/28/1993

BY:   /S/ ISAAC PERLMUTTER           DATE:  03/21/2003
--------------------------                --------------
NAME:     ISAAC PERLMUTTER
TITLE:    TRUSTEE

                                                                                                                   Page 5 of 5 Pages